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                                  EXHIBIT 10.10

                                     FORM OF
                             ADMINISTRATIVE SERVICES
                             AGREEMENT TO BE ENTERED
                               INTO BY AND BETWEEN
                               REGISTRANT AND TDA


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                        ADMINISTRATIVE SERVICES AGREEMENT

     ADMINISTRATIVE SERVICES AGREEMENT, dated as of ___________, 1996, by and between Eagle Supply Group, Inc., a Delaware corporation (the "Corporation"), and TDA Industries, Inc., a New York corporation ("TDA").

                              W I T N E S S E T H:

     WHEREAS, the Corporation, simultaneously herewith, is consummating both a public offering of its securities and the acquisition of all of the outstanding capital stock of Eagle Supply, Inc., a Florida corporation, from TDA; and

     WHEREAS, the Corporation desires to engage TDA to provide and perform certain office space and administrative services for the Corporation under the terms and subject to the conditions hereinafter set forth, and TDA desires to be so engaged.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Engagement and Duties. (a) The Corporation hereby engages TDA to continue to provide to the Corporation office space, secretarial services and other administrative services at TDA's New York City offices, in substantially the type and amount that the Corporation has utilized in the several months prior to the date hereof.

          (b) Neither TDA nor any employee or agent thereof shall be required to devote any minimum amount of time to the performance of its duties hereunder, or report on or perform its duties hereunder on a fixed or periodic basis, and TDA and any employee or agent thereof may engage or participate in such other activities incidental to any other employment, occupation or business venture or enterprise which do not materially interfere with its ability to perform its duties hereunder.

          (c) TDA hereby accepts such engagement and agrees that throughout the period of its engagement it shall faithfully and diligently, in furtherance of the business of the Corporation, perform the duties incidental to its engagement hereunder.

     2. Term. The engagement of TDA hereunder shall commence on the date hereof and continue on a month to month basis unless terminated by either party upon not less than five days written notice to the other party. This Agreement shall terminate on the first day of the month following the giving of timely notice of termination.


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     3. Administrative Fee. In consideration for TDA's services hereunder, the
Corporation shall pay to TDA a monthly fee of $3,000 during the term of this Agreement.

     4. Expenses. TDA shall pay all of its ordinary day-to-day out-of-pocket expenses incurred in providing services to the Corporation. TDA shall be reimbursed by the Corporation for all other reasonable expenses incurred by TDA in the performance of its duties hereunder.

     5. Exculpation; Indemnification. (a) Neither TDA nor any of its respective affiliates, nor any of their respective officers, directors, partners, employees or agents, shall be liable, in damages or otherwise, to the Corporation for any act or omission performed or omitted by any such person pursuant to authority granted by this Agreement, except if such act or omission results from gross negligence, willful misconduct or bad faith, or a knowing and material violation of the provisions of this Agreement. TDA shall be entitled to rely in good faith on the advice of counsel to the Corporation, the Corporation's accountants or other independent experts retained by the Corporation experienced in the matter at issue, and any act or omission of TDA in reasonable reliance on such advice shall in no event subject TDA to liability to the Corporation.

          (b) The Corporation, to the fullest extent permitted by law, shall indemnify and hold harmless TDA, its affiliates, and their respective officers, directors, partners, employees and agents (collectively, the "Indemnified Persons") from and against any and all claims or liabilities of any nature whatsoever, including legal fees and other expenses reasonably incurred, arising out of or in connection with any action taken or omitted by any such Indemnified Person by or on behalf of the Corporation pursuant to authority granted by this Agreement, except where found by a court of competent jurisdiction to be attributable to the gross negligence, willful misconduct or bad faith of any such person, or a knowing and material violation by such person of the provisions of this Agreement.

          (c) Any Indemnified Person entitled to indemnification from the Corporation hereunder shall seek recovery under any insurance policies by which such person is covered and shall obtain the written consent of the Board of Directors of the Corporation prior to entering into any compromise or settlement which would result in an obligation of the Corporation to indemnify such Indemnified Person. If such Indemnified Person shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the Corporation by reason of the indemnification provided hereunder or, if all such amounts


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shall have been paid by the Corporation in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Corporation to such Indemnified Person) to the Corporation. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Corporation and also of any other person for which the Indemnified Person hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Corporation shall be limited to the Corporation's proportionate share thereof as determined in good faith by the Board of Directors of the Corporation in light of its fiduciary duties to the Corporation.

          (d) The satisfaction of any indemnification pursuant to this Section 5 shall be from and limited to Corporation assets.

     6. Nature of Engagement. TDA is engaged as, and shall be deemed for all purposes to be, an independent contractor with respect to the Corporation. In particular, the Corporation shall not withhold, deduct or otherwise be obligated to pay, or be accountable for, any federal, state or local taxes or FICA contributions due from or on behalf of TDA or any of its employees or agents. Except as expressly provided herein, no provision hereof is intended, or shall be deemed, to create any corporation, joint venture or association among the parties hereto, or to authorize or empower any party hereto to act on behalf of, obligate or bind any other party hereto.

     7. Agreement to Not Compete. As a material inducement for the Corporation to enter into this Agreement, TDA and each of Douglas P. Fields and Frederick M. Friedman hereby agree not to engage in, for the term of this Agreement, any activity of any nature that competes with the Corporation in the roofing supplies and related products markets.

     8. Successors and Assigns. This Agreement may not be assigned, in whole or in part, by any party hereto, without the prior written consent of the other parties hereto, and any purported assignment without such consent shall be void and without effect. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

     9. Notices. Any notice or demand required or permitted to be given or made to or upon any party hereto pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) in writing and delivered by hand against receipt, or sent by certified or registered mail, postage prepaid, return


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receipt requested, or (ii) sent by telegram, telecopy, telex or other electronic means and followed by a copy delivered or sent in the manner provided in clause
(i) above, as follows:

        To TDA, at:                     TDA Industries, Inc.
                                        122 East 42nd Street, Suite 1116
                                        New York, New York 10168
                                        Attn.: Frederick M. Friedman,
                                               Executive Vice President

        To the Corporation, at:         Eagle Supply Group, Inc.
                                        122 East 42nd Street, Suite 1116
                                        New York, New York 10168
                                        Attn.: Douglas P. Fields

        in each case, with a copy to:   Gusrae, Kaplan & Bruno
                                        120 Wall Street
                                        New York, New York 10005
                                        Attn.: Robert Perez, Esq.

or to such other address as any party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be the earlier of the date of actual receipt, or five business days after such notice or demand is sent, or, if sent in accordance with clause (ii), the business day next following the day such notice or demand is actually transmitted.

     10. Waiver. No course of dealing or omission or delay on the part of any party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

     11. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions thereof relating to choice or conflict of laws.

     12. Jurisdiction; Service of Process. Each party hereto hereby irrevocably
(a) consents to the exclusive jurisdiction of the courts of the County of New York, State of


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New York and of any federal court located therein in connection with any suit, action or other proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (b) waives any objection to venue in the County of New York, State of New York, and (c) agrees that service of process in connection with any such proceeding may be effected by mailing same in the manner provided in Section 9 hereof.

     13. Further Assurances. Each party hereto covenants and agrees promptly to execute, deliver, file or record such agreements, instruments, certificates and other documents and to do and perform such other and further acts and things as any other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

     14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.

     15. Titles and Captions. The titles and captions of the Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

     16. References. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof.

     17. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                               EAGLE SUPPLY GROUP, INC.


                                            By:_________________________________
                                               Name: Douglas P. Fields
                                               Title: Chief Executive Officer


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                                               TDA INDUSTRIES, INC.



                                            By:_________________________________
                                               Name:  Frederick M. Friedman
                                               Title: Executive Vice President

Agreed to for Purposes of Section 7 only:


____________________________________
Douglas P. Fields


____________________________________
Frederick M. Friedman


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